                                                                   EXHIBIT 10.26







                              INVESTMENT AGREEMENT



                                     between



                      ROCKEFELLER CENTER PROPERTIES, INC.,



                                       and



               ZELL/MERRILL LYNCH REAL ESTATE OPPORTUNITY PARTNERS
                            LIMITED PARTNERSHIP III



                                   dated as of

                                 August 18, 1995

                                TABLE OF CONTENTS


                                    SECTION 1
                        DEFINITIONS AND ACCOUNTING TERMS . . . . . . . . . .   1
     1.01.     Definitions . . . . . . . . . . . . . . . . . . . . . . . . .   1
     1.02.     Computation of Time Periods . . . . . . . . . . . . . . . . .   8
     1.03.     Accounting Terms. . . . . . . . . . . . . . . . . . . . . . .   8

                                    SECTION 2
                                    THE LOAN . . . . . . . . . . . . . . . .   8
     2.01.     The Loan. . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     2.02.     Maturity. . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     2.03.     Interest. . . . . . . . . . . . . . . . . . . . . . . . . . .   9
     2.04.     The Note. . . . . . . . . . . . . . . . . . . . . . . . . . .   9
     2.05.     Prepayments . . . . . . . . . . . . . . . . . . . . . . . . .   9
     2.06.     Payments and Computations . . . . . . . . . . . . . . . . . .   9
     2.07.     Taxes; Regulatory Change. . . . . . . . . . . . . . . . . . .   9

                                    SECTION 3
                      CONDITIONS PRECEDENT TO LOAN CLOSING . . . . . . . . .  11
     3.01.     Disbursement of Loan. . . . . . . . . . . . . . . . . . . . .  11

                                    SECTION 4
                   REPRESENTATIONS AND WARRANTIES OF BORROWER. . . . . . . .  12
     4.01.     Existence, Power and Ownership. . . . . . . . . . . . . . . .  13
     4.02.     Authorization . . . . . . . . . . . . . . . . . . . . . . . .  13
     4.03.     No Violations or Conflicts. . . . . . . . . . . . . . . . . .  13
     4.04.     Consents. . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     4.05.     Enforceable Obligations . . . . . . . . . . . . . . . . . . .  13
     4.06.     Financial Condition; Securities and Exchange Commission
               Filings . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     4.07.     No Default. . . . . . . . . . . . . . . . . . . . . . . . . .  14
     4.08.     Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     4.09.     Indebtedness. . . . . . . . . . . . . . . . . . . . . . . . .  14
     4.10.     Litigation. . . . . . . . . . . . . . . . . . . . . . . . . .  14
     4.11.     Material Agreements . . . . . . . . . . . . . . . . . . . . .  14
     4.12.     Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     4.13.     Compliance with Law . . . . . . . . . . . . . . . . . . . . .  15
     4.14.     ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     4.15.     Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . .  15
     4.16.     Use of Proceeds; Margin Stock . . . . . . . . . . . . . . . .  15
     4.17.     Government Regulation . . . . . . . . . . . . . . . . . . . .  15
     4.18.     Pari Passu Obligations. . . . . . . . . . . . . . . . . . . .  15

     4.19.     Ownership of Real Estate. . . . . . . . . . . . . . . . . . .  16
     4.20.     No Pending Condemnation or Eminent Domain . . . . . . . . . .  16
     4.21.     Capitalization. . . . . . . . . . . . . . . . . . . . . . . .  16
     4.22.     Subordination of Certain Leases . . . . . . . . . . . . . . .  16

                                    SECTION 5
                      AFFIRMATIVE COVENANTS OF THE BORROWER. . . . . . . . .  17
     5.01.     Information Covenants . . . . . . . . . . . . . . . . . . . .  17
     5.02.     Preservation of Existence and Franchises. . . . . . . . . . .  19
     5.03.     Books, Records and Inspections. . . . . . . . . . . . . . . .  19
     5.04.     Compliance with Law . . . . . . . . . . . . . . . . . . . . .  19
     5.05.     Insurance . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     5.06.     Maintenance of Property . . . . . . . . . . . . . . . . . . .  19
     5.07.     Plan Assets . . . . . . . . . . . . . . . . . . . . . . . . .  19
     5.08.     Directors; Bankruptcy Proceedings . . . . . . . . . . . . . .  20
     5.09.     RCP/RCPA Bankruptcy Proceedings . . . . . . . . . . . . . . .  21

                                    SECTION 6
                               NEGATIVE COVENANTS. . . . . . . . . . . . . .  21
     6.01.     Indebtedness. . . . . . . . . . . . . . . . . . . . . . . . .  21
     6.02.     Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     6.03.     Consolidation, Merger, Sale or Purchase of Assets . . . . . .  22
     6.04.     Advances, Investments and Loans . . . . . . . . . . . . . . .  22
     6.05.     Dividends . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     6.06.     Modifications to Mortgage . . . . . . . . . . . . . . . . . .  22
     6.07.     Mortgage Conversion . . . . . . . . . . . . . . . . . . . . .  22
     6.08.     Modification or Prepayment of Indebtedness. . . . . . . . . .  22

                                    SECTION 7
                                EVENTS OF DEFAULT. . . . . . . . . . . . . .  23
     7.01.     Events of Default . . . . . . . . . . . . . . . . . . . . . .  23
     7.02      Remedies. . . . . . . . . . . . . . . . . . . . . . . . . . .  24

                                    SECTION 8
                                   PUT OPTIONS . . . . . . . . . . . . . . .  25
     8.01.     Borrower Put Option . . . . . . . . . . . . . . . . . . . . .  25
     8.02.     Lender Put Option; Registration Rights. . . . . . . . . . . .  27
     8.03      Private Placement . . . . . . . . . . . . . . . . . . . . . .  28

                                    SECTION 9
                                  MISCELLANEOUS. . . . . . . . . . . . . . .  28
     9.01.     Notices . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
     9.02.     Benefit of Agreement; Assignments and Participations. . . . .  29

     9.03.     No Waiver; Remedies Cumulative. . . . . . . . . . . . . . . .  30
     9.04.     Payment of Expenses; Indemnification. . . . . . . . . . . . .  31
     9.05.     Amendments, Waivers and Consents. . . . . . . . . . . . . . .  32
     9.06.     Counterparts. . . . . . . . . . . . . . . . . . . . . . . . .  32
     9.07.     Headings. . . . . . . . . . . . . . . . . . . . . . . . . . .  32
     9.08.     Survival of Indemnities . . . . . . . . . . . . . . . . . . .  32
     9.09.     Governing Law; Submission to Jurisdiction; Venue. . . . . . .  32
     9.10.     Severability. . . . . . . . . . . . . . . . . . . . . . . . .  33
     9.11.     Entirety. . . . . . . . . . . . . . . . . . . . . . . . . . .  33
     9.12.     Subsequent Transaction between Lender and Borrower. . . . . .  33
     9.13.     Survival of Representations and Warranties. . . . . . . . . .  33
     9.14.     Financial Accommodation, Etc. . . . . . . . . . . . . . . . .  33

     SCHEDULES

     Schedule 4.09       -    Indebtedness
     Schedule 4.10       -    Litigation
     Schedule 4.11       -    Material Agreements
     Schedule 4.16       -    Use of Proceeds

     EXHIBITS

     Exhibit A    -    Form of Promissory Note
     Exhibit B    -    Form of Officer's Certificate

                              INVESTMENT AGREEMENT


     INVESTMENT AGREEMENT (this "Agreement"), dated as of August 18, 1995 by and between Rockefeller Center Properties, Inc., a Delaware corporation (the "Borrower") and Zell/Merrill Lynch Real Estate Opportunity Partners Limited Partnership III, an Illinois limited partnership (the "Lender").


                                    RECITALS

     WHEREAS, the Borrower has requested that the Lender (i) provide an unsecured working capital loan in the aggregate principal amount of $10,000,000,
(ii) commit to an initial purchase of Common Stock of the Borrower in an aggregate amount equal to $10,000,000, and (iii) commit to a subsequent purchase of Common Stock of the Borrower in an aggregate amount equal to $10,000,000, the proceeds of which are to be used by the Borrower for working capital purposes as hereinafter provided; and

     WHEREAS, the Lender has agreed to make the requested loan to and investments in the Borrower on the terms and conditions hereinafter set forth.

     THEREFORE, IT IS AGREED AS FOLLOWS:


                                    SECTION 1
                        DEFINITIONS AND ACCOUNTING TERMS

     1.01. DEFINITIONS. As used herein, the following terms shall have the meanings specified herein unless the context otherwise requires. Defined terms herein shall include in the singular number the plural and in the plural the singular:

     "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all partners, directors and officers of such Person), controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation or a partnership if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or to vote 10% or more of the partnership interests of such partnership or (ii) to direct or cause direction of the management and policies of such corporation or partnership, whether through the ownership of voting securities, as managing or general partner, by contract or otherwise.

     "BORROWER" means Rockefeller Center Properties, Inc., a Delaware corporation.

     "BORROWER PUT CLOSING DATES" has the meaning specified in Section 8.01 hereof.

     "BORROWER PUT OPTION" has the meaning specified in Section 8.01 hereof.

     "BUSINESS DAY" means any day other than a Saturday, a Sunday, a legal holiday in New York, New York or a day on which banking institutions in New York, New York are authorized by law or other governmental action to close.

     "CASH EQUIVALENTS" means (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (ii) U.S. dollar denominated time deposits and certificates of deposit of a bank (an "Approved Bank") that is either (x) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (y) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof, in each case with maturities of not more than six months from the date of acquisition, (iii) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued or guaranteed by any Approved Bank rated at least A-1 (or the equivalent thereof) by S&P or at least P-1 (or the equivalent thereof) by Moody's and maturing within six months of the date of acquisition, (iv) repurchase agreements with a bank or trust company or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America in which the Borrower shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations, and (v) publicly traded short-term notes, bonds and other obligations having short-term unsecured debt ratings of at least A-1 (or the equivalent thereof) by S&P or at least P-1 (or the equivalent thereof) by Moody's.

     "CLOSING DATE" means the date of the making of the Loan determined in accordance with Section 2.01 hereof.

     "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

     "COMMON STOCK" means common shares, par value $.01 per share, of the Borrower.

     "CONSISTENT BASIS" or "CONSISTENT BASIS" means, with regard to the application of accounting principles, accounting principles consistent in all material respects with the accounting principles used and applied in preparation of the financial statements previously delivered to the Lender and referred to in Section 4.06.

     "DEFAULT" means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

     "ERISA AFFILIATE" means each person (as defined in Section 3(9) of ERISA) which together with the Borrower would be deemed to be a member of the same "controlled group" within the meaning of Section 414(b), (c), (m) or (o) of the Code.

     "EVENT OF DEFAULT" has the meaning specified in Section 7.01 hereof.

     "FAIR MARKET VALUE OF THE COMMON STOCK" shall be $5.59 per share of Common Stock, representing the average of the daily market prices of the Common Stock for the 90 consecutive trading days immediately preceding August 16, 1995, the date on which Borrower and Lender agreed pursuant to the LOI to enter into this Agreement (this date being the date of determination thereof). The market price for each such trading day shall be the closing price on the New York Stock Exchange, regular way, on such day, or if no sale takes place on such day, the average of the closing bid and asked prices on the New York Stock Exchange on such day.

     "14% DEBENTURES" means the Borrower's outstanding 14% Debentures.

     "GENERALLY ACCEPTED ACCOUNTING PRINCIPLES" or "GENERALLY ACCEPTED ACCOUNTING PRINCIPLES" means generally accepted accounting principles in the United States in effect as of the date of this Agreement.

     "GOLDMAN LOAN AGREEMENT" means the Loan Agreement between Borrower, the Lender parties thereto and Goldman Sachs Mortgage Company, as Agent, dated as of December 18, 1994.

     "GUARANTY OBLIGATIONS" means any obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing any Indebtedness, leases, dividends or other obligations of any other Person in any manner, whether direct or indirect, and including, without limitation, any obligation, whether or not contingent, (i) to purchase any such Indebtedness or other obligation or any property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of such Indebtedness or obligation or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements), (iii) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of such Indebtedness or obligation, or (iv) to otherwise assure or hold harmless the owner of such Indebtedness or obligation against loss in respect thereof.

     "INDEBTEDNESS" means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) the deferred purchase price of assets which in accordance with Generally Accepted Accounting Principles would be shown to be a liability (or on the liability side of a balance sheet) of such Person, (iii) all Guaranty Obligations of such Person,
(iv) the
maximum amount of all letters of credit issued or acceptance facilities established for the account of such Person and, without duplication, all drafts drawn thereunder (other than letters of credit (x) supporting other Indebtedness of such Person, or (y) offset by a like amount of cash or government securities held in escrow to secure such letter of credit and draws thereunder), (v) all capitalized lease obligations of such Person, (vi) all indebtedness of another Person secured by any lien on any property of such Person, whether or not such indebtedness has been assumed, (vii) all obligations under take-or-pay or similar arrangements or under interest rate swap, currency swap, or commodities agreements of such Person, (viii) indebtedness created or arising under any conditional sale or title retention agreement of such Person, (ix) obligations of such Person with respect to withdrawal liability or insufficiency in excess of $5,000,000 (calculated on an accumulated benefit obligation basis) under ERISA or under any qualified plan or related trust and (x) all other obligations which in accordance with Generally Accepted Accounting Principles would be shown to be a liability (or on the liability side of a balance sheet) of such Person; PROVIDED, HOWEVER, that Indebtedness shall not include trade payables and accrued expenses arising or incurred in. the ordinary course of business.

     "INDENTURE SECURITIES" means the securities of the Borrower issued pursuant to the 1985 Indenture.

     "INITIAL SHARES" means 1,788,908 shares of Common Stock subject to the Borrower Put Option pursuant to Section 8.01 hereof, representing the whole number equal to or immediately less than the amount equal to (i) $10,000,000 divided by (ii) the Fair Market Value of the Common Stock determined on August 16, 1995, the date on which Borrower and Lender agreed pursuant to the LOI to enter into this Agreement.

     "INTEREST PAYMENT DATE" means the Maturity Date.

     "INVESTMENT COMMITMENT FEE" means a fee paid to Lender by Borrower on the Closing Date in the amount of $1,925,000.

     "LENDER" has the meaning given to such term in the first paragraph of this Agreement.

     "LENDER PUT CLOSING DATE" has the meaning specified in Section 8.02 hereof.

     "LENDER PUT OPTION" has the meaning specified in Section 8.02 hereof.

     "LIEN" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice perfecting a security interest under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction, or other similar recording or notice statute, and any lease in the nature thereof).

     "LOAN" shall have the meaning given to such term in Section 2.01 hereof.

     "LOAN DOCUMENTS" means this Agreement, the Note, and the LOI (to the extent that the LOI creates binding obligations).

     "LOI" shall mean the letter agreement by and between Rockefeller Center Properties, Inc. and Equity Office Holdings, L.L.C., dated August 16, 1995.

     "MATURITY DATE" shall have the meaning given to such term in Section 2.02(a) hereof.

     "MOODY'S" means Moody's Investors Service, Inc.

     "MORTGAGE" means, collectively, the Mortgage and Security Agreement, dated as of September 19, 1985, by RCPA and RCP to the Borrower, the Consolidation, Extension, Modification and Spreader Agreement, dated as of September 19, 1985, among RCPA, RCP and the Borrower, recorded with and certified by the City Register of the City of New York, and the Assignment of Rents, dated as of September 19, 1985, by RCPA and RCP to the Borrower, recorded with and certified by the City Register of the City of New York, each as amended from time to time.

     "MORTGAGE NOTE" means, collectively, the Mortgage Note, dated as of September 19, 1985, in the amount of $1,255,160,004, in favor of the Borrower and the Consolidated Mortgage Note, dated as of September 19, 1985, in the amount of $44,839,996, each as amended from time to time.

     "1985 INDENTURE" means the Indenture, dated as of September 15, 1985 from the Borrower to United States Trust Company (as successor to Manufacturers Hanover Trust Company), as Trustee, as amended by the First Supplemental Indenture dated as of December 15, 1985, as further amended from time to time.

     "1985 LOAN AGREEMENT" means the Loan Agreement dated as of September 19, 1985 among the Borrower, RCPA and RCP, as amended from time to time.

     "NOTE" means the promissory note of the Borrower in favor of the Lender evidencing the Loan and provided in accordance with Section 2.04 hereof, as such promissory note may be amended, modified, supplemented or replaced from time to time.

     "PERMITTED INVESTMENTS" means cash and Cash Equivalents.

     "PERMITTED LIENS" means (i) Liens created in connection with the Goldman Loan Agreement or the "Loan Documents" as defined therein; (ii) Liens for taxes not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves have been established (and as to which the property subject to such Lien is not yet subject to foreclosure, sale or loss on account thereof); (iii) Liens in respect of property imposed by law arising in the ordinary conduct of business such as materialmen's, mechanics', warehousemen's and other like Liens; provided that such Liens secure only amounts not yet due and payable or amounts being contested in good faith by appropriate proceedings for which adequate reserves have been established (and as to which the property subject to such lien is not yet subject to foreclosure, sale or loss on account thereof);
(iv) pledges or deposits made to secure payment under worker's compensation insurance, unemployment insurance, pensions, social security programs, public liability laws or similar legislation; (v) Liens arising from good faith deposits in connection with or to secure performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (other than obligations in respect of the payment of borrowed money); (vi) easements, rights-of-way, restrictions (including zoning restrictions), defects or irregularities in title and other similar charges or encumbrances not, in any material respect, interfering with the ordinary course of business of the Borrower; (vii) leases or subleases granted to others, whether existing now or hereafter entered into, in the ordinary conduct of business, not in any material respect, interfering with the ordinary conduct of business of the Borrower; (viii) any attachment or judgment lien, unless the judgment it secures shall not, within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 30 days after the expiration of any such stay; and (ix) Liens imposed upon the Real Estate in connection with the resolution of the bankruptcy of RCP and RCPA.

     "PERSON" means any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise (whether or not incorporated), or any government or political subdivision or any agency, department or instrumentality thereof.

     "PLAN" means any multi-employer or tax-qualified single-employer plan as defined in Section 4001 of ERISA.

     "PLAN ASSETS" means such term within the meaning and as defined in the
Department of Labor Regulation 29 CFR   2510.3-101, as amended, and the advisory
opinions or other administrative interpretations thereunder.

     "PURCHASE NOTICE" shall have the meaning specified in Section 8.01 hereof.

     "RCP" means Rockefeller Center Properties, a New York general partnership.

     "RCPA" means RCP Associates, a New York limited partnership.

     "REAL ESTATE" means the real property identified in Exhibit A to the Mortgage and Security Agreement, dated as of September 19, 1985, by RCPA and RCP to the Borrower, but excluding any Development Rights (as defined therein) available to the land identified in Exhibit A and Exhibit C thereto and the area identified in Exhibit B thereto.

     "RECAPITALIZATION TRANSACTION" means (i) a sale of stock or assets, financing, refinancing, recapitalization, restructuring, liquidation, dissolution, reorganization, merger, consolidation or other business combination or similar transaction (or series of transactions) involving the Borrower, the Mortgage Note, the Mortgage, and/or the Real Estate and involving or having a value of at least $100 million, or (ii) a plan of reorganization pursuant to Chapter 11 of the Bankruptcy Code (as hereinafter defined) for the Borrower. It is understood and agreed that, without limiting the generality of the foregoing, a reinstatement or restructuring of the Mortgage Note and the Mortgage would constitute a Recapitalization Transaction.

     "REGULATION G, T, U OR X" means, respectively, Regulation G, T, U and X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

     "RGI PLANS" shall have the meaning given to such term in Section 4.14 hereof.

     "S&P" means Standard & Poor's Corporation.

     "SHARES" shall mean, collectively, the Initial Shares and the Subsequent Shares.

     "STOCK APPRECIATION RIGHTS" means the stock appreciation rights issued pursuant to the Stock Appreciation Rights Agreement.

     "STOCK APPRECIATION RIGHTS AGREEMENT" means the Stock Appreciation Rights Agreement dated December 18, 1994 between the Borrower and Chemical Bank, entered into in connection with the Goldman Loan Agreement.

     "SUBSEQUENT SHARES" means 2,325,581 shares of Common Stock subject to the Borrower Put Option pursuant to Section 8.01 hereof, representing the whole number equal to or immediately less than the amount equal to (i) $13,000,000 divided by (ii) the Fair Market Value of the Common Stock determined on August 16, 1995, the date on which Borrower and Lender agreed pursuant to the LOI to enter into this Agreement.

     "SUBSIDIARY" of any Person means, with respect to such Person, (i) any corporation more than 25% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than 25% equity interest at any time.

     "TITLE INSURANCE" means (i) the title insurance policy set forth in
Schedule III to the Collateral Trust Agreement by and among Rockefeller Center Properties, Inc. and Bankers Trust Company and Gary R. Vaughan, Trustees, dated as of December 29, 1994 and (ii) the title insurance policy described in the Letter Agreement dated as of December 29, 1994 regarding the assignment by the Borrower of its title insurance benefits to the Trustees referred to in clause (i) above.

     "WARRANT AGREEMENT" means the Warrant Agreement dated December 18, 1994 between the Borrower and Chemical Bank, entered into in connection with the Goldman Loan Agreement.

     "WARRANTS" means the warrants for the purchase of shares of Common Stock issued pursuant to the Warrant Agreement.

     1.02. COMPUTATION OF TIME PERIODS. For purposes of computation of periods of time hereunder, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding."

     1.03. ACCOUNTING TERMS. Accounting terms used but not otherwise defined herein shall have the meanings provided, and be construed in accordance with, Generally Accepted Accounting Principles at the time in effect.

                                    SECTION 2
                                    THE LOAN

     2.01. THE LOAN. Subject to the terms and conditions set forth herein, the Lender agrees to make a term loan (the "Loan") to the Borrower on the Closing Date in the principal amount of $10,000,000. Upon the satisfaction of the conditions set forth in Section 3.01 hereof, the Lender will make available to the Borrower no later than 3:00 p.m., New York time, on the Closing Date, the amount of the Loan in immediately available funds by making a wire transfer in the aggregate principal amount of the Loan to an account designated by the Borrower. Subject to the provisions of Section 3.01, the Closing Date shall occur on August 29, 1995 unless Lender and Borrower otherwise agree.

     2.02.     MATURITY.

     (a) MATURITY DATE. The Loan and any interest accrued thereunder shall be due and payable on the date (the "Maturity Date") that is the earlier of (i) May 29, 1996, or (ii) the date on which Borrower, its Affiliates or its representatives disclose publicly (or are obligated to disclose publicly) the existence of an agreement (whether or not in writing) in which Borrower is obligated or intends to pursue negotiations or discussions with any Person other than Lender relating to a Recapitalization Transaction.

     (b) PAYMENT. The Borrower agrees to pay the outstanding principal amount of the Loan, together with all accrued but unpaid interest thereon and all other amounts owing from the Borrower to the Lender, on the Maturity Date.

     2.03. INTEREST. The outstanding principal balance of the Loan from time to time shall bear interest at a rate per annum equal to 10% per annum from the Closing Date through and including the Maturity Date. Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default, the principal of and, to the extent permitted by law, interest on the Loan shall bear interest, payable on demand, at a rate equal to 4% per annum in excess of the rate otherwise applicable hereunder. Except as otherwise provided herein, accrued interest shall be payable in arrears on the Maturity Date.

     2.04. THE NOTE. The Loan shall be evidenced by a duly executed promissory note of the Borrower in the principal amount of $10,000,000, substantially in the form of Exhibit A attached hereto.

     2.05. PREPAYMENTS. The Borrower shall have the right to prepay the Loan at any time in whole but not in part upon not less than 15 days advance written notice to the Lender; PROVIDED, HOWEVER, such prepayments may be made only if the Borrower waives any currently existing or future rights to the Borrower Put Option pursuant to Section 8.01 hereof. Prepayments shall be made at 100% of the principal amount prepaid plus interest accrued to the date of prepayment. Prepayments of the Loan shall be applied first to accrued but unpaid interest and then to the principal balance of the Loan. Amounts prepaid hereunder may not be reborrowed.

     2.06. PAYMENTS AND COMPUTATIONS. All payments hereunder shall be made to the Lender in U.S. dollars in immediately available funds to an account of the Lender, as notified to the Borrower, not later than 2:00 p.m. New York City time on the date when due. Payments received after such time shall be deemed to have been received on the next succeeding Business Day. Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day the due date thereof shall be extended to the next succeeding Business Day (subject to accrual of interest for the period of such extension). All computations of interest and fees shall be made on the basis of twelve 30-day months over a year of 360 days. Interest shall compound as of the first day of each calendar month. Interest shall accrue from and include the date of the Loan, but exclude the date on which the Loan is repaid. All payments received from the Borrower hereunder shall be applied in the following order: FIRST, to the payment of any costs and expenses and other amounts due pursuant to Section 9.04; SECOND, to the payment of any amount due under this Agreement other than any amount referred to in this sentence; THIRD, to the ratable payment of interest due on the Note; FOURTH, to the ratable payment of principal due on the Note.

     2.07. TAXES; REGULATORY CHANGE. (a) TAXES. (i) To the extent permitted by law, all payments under this Agreement and under the Note (including payments of principal and interest) shall be payable to the Lender free and clear of any and all present and future taxes, levies, imposts, duties, deductions, withholdings, fees, liabilities and similar charges (collectively, the "Taxes"); PROVIDED, that "Taxes" shall not include taxes imposed on or measured by the overall net income of the Lender by the United States of America or any political subdivision or taxing authority thereof or therein, or taxes on or measured by the net income of any foreign office, branch or subsidiary of the Lender by any foreign country or subdivision thereof in which such office, branch or subsidiary is doing business or is organized or considered to be resident. If any Taxes are required to be withheld or deducted from any amount payable under this Agreement or the Note, then the amount payable under this Agreement or the Note shall be increased to the amount which, after deduction from such increased amount of all Taxes required to be withheld or deducted therefrom, will yield to the Lender the amount stated to be payable under this Agreement or the Note.
The Borrower shall execute and deliver to the Lender upon its request such further instruments as may be necessary or desirable to give full force and effect to any such increase. The Borrower shall also hold the Lender harmless and indemnify it for any stamp or other similar taxes with respect to the preparation, execution, delivery, recording or enforcement of the Loan Documents (all of which shall be included within "Taxes"). If any of the Taxes specified in this Section 2.07(a) are paid by the Lender, the Borrower shall, upon demand of the Lender, promptly reimburse the Lender for such payments, together with any interest, penalties and expenses incurred in connection therewith. The Borrower shall deliver to the Lender certificates or other valid vouchers for all Taxes or other changes deducted from or paid with respect to payments made by the Borrower hereunder.

          (ii) If the Lender receives an official notice of refund in respect of any Taxes as to which it has been indemnified by the Borrower pursuant to this
Section 2.07, it shall promptly notify the Borrower of the availability of such refund and apply for such refund at the Borrower's expense. If the Lender receives a refund in respect of any Taxes as to which it has been indemnified by the Borrower, it shall promptly pay such refund (including interest and penalties, if any) to the Borrower, net of reasonable out-of-pocket expenses of the Lender.

     (b) REGULATORY CHANGE. If, as a result of any change in law or regulation or in the interpretation thereof by any court or governmental or administrative authority or the enactment of any law or regulation, any reserve, special deposit, capital adequacy or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of the Lender is imposed, modified or deemed applicable; or (ii) any other condition affecting a Loan subject to Indebtedness bearing a fixed rate (other than in respect of taxes covered by Section 2.07(a) or expressly excluded from the definition of Taxes as specified in Section 2.07(a)) is imposed on the Lender and the Lender reasonably determines that, by reason thereof, the cost to the Lender of making or maintaining the Loan is increased, or any amount receivable by the Lender hereunder in respect of any portion of the Loan is reduced, in each case by an amount deemed by the Lender to be material (such increases in cost and reductions in amounts receivable being herein called "Increased Costs"), then the Borrower agrees that it will pay to the Lender upon its request such additional amount or amounts as will compensate the Lender for such Increased Costs to the extent the Lender reasonably determines that such Increased Costs are allocable to the Loan. The Lender will notify the Borrower of any event occurring after the date hereof which will entitle the Lender to compensation pursuant to this Section 2.07 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Notwithstanding the foregoing, in no event shall the Borrower be required to compensate the Lender for any portion of its income or franchise taxes, whether or not attributable to payments made by the Lender. If the Lender requests compensation under this Section 2.07, the Borrower may, by notice to the Lender, require that the

Lender furnish to the Borrower a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof.

     2.08. MITIGATION. The Lender shall use reasonable efforts to avoid or mitigate any indemnifiable Taxes, increased cost or reduced receivable under
Section 2.07 to the greatest extent practicable (including transferring the Loan to an affiliate) unless, in the opinion of the Lender, such efforts would be likely to have any adverse effect upon it.

                                    SECTION 3
                      CONDITIONS PRECEDENT TO LOAN CLOSING

     3.01. DISBURSEMENT OF LOAN. The obligation of the Lender to disburse the principal amount of the Loan is subject to the satisfaction, or waiver by, the Lender, on or prior to the Closing Date of the following conditions (in form and substance acceptable to the Lender):

     (a) EXECUTED LOAN DOCUMENTS. Each of the Loan Documents shall have been duly executed and delivered by the parties thereto and the Lender shall have received executed copies of each of the Loan Documents.

     (b) NO DEFAULT; REPRESENTATIONS AND WARRANTIES. Receipt by the Lender of a certificate signed by the President of the Borrower to the effect that both at the time of the making of the Loan and after giving effect thereto (i) there shall exist no Default or Event of Default, and (ii) all representations and warranties of the Borrower contained herein and in the other Loan Documents then in effect shall be true and correct in all material respects.

     (c) OPINION OF COUNSEL. Receipt by the Lender of a legal opinion, or opinions, in form and substance reasonably satisfactory to the Lender and dated as of the Closing Date, from Shearman & Sterling or such other legal counsel to the Borrower as shall be reasonably satisfactory to the Lender as to legal matters referred to in Section 4 and that the performance by the Borrower of the covenant contained in Section 5.08 hereof shall (i) result in the due and proper appointment of directors to the Borrower's Board of Directors without the necessity of prior or subsequent approval or ratification of such appointment or subsequent special election prior to the next annual election by the shareholders of Common Stock, (ii) permit the directors so appointed to the Borrower's Board of Directors to have the power and authority to vote on any matter that thereafter comes before the Borrower's Board of Directors concerning any (A) Recapitalization Transaction (whether or not involving Lender or any Affiliate thereof), or (B) whether or not Borrower should file a petition in bankruptcy.

     (d) CORPORATE DOCUMENTS. Receipt by the Lender of all documents reasonably requested by the Lender relating to the existence of the Borrower, the validity of the Loan Documents and other matters relating thereto, in form and substance satisfactory to the Lender, including, but not limited to:

          (i) CERTIFICATES OF AUTHORIZATION AND INCUMBENCY. Certificate of the Secretary of the Borrower, dated as of the Closing Date, as to resolutions approving and adopting the Loan Documents and authorizing the execution and delivery thereof and as to the authority of the persons executing such documents.

          (ii) CERTIFICATES OF INCORPORATION AND BY-LAWS. Copies of the Certificate of Incorporation and By-laws of the Borrower, together with all amendments thereto certified as of the Closing Date.

          (iii) CERTIFICATES OF GOOD STANDING OR EXISTENCE. Certificates of good standing or existence for the Borrower issued as of a recent date by its state of organization and each other state where the Borrower, by the nature of its business, is required to qualify or register.

     (e) AGREEMENT DEFAULTS. No Default or Event of Default under this Agreement or any of the other Loan Documents, shall have occurred and be continuing.

     (f) MARKET CONDITIONS. There shall be no (i) suspension or material limitation in trading in securities generally on the New York Stock Exchange (the "NYSE"); (ii) suspension or material limitation in trading in the Borrower's securities on the NYSE; (iii) general moratorium on commercial banking activities in New York declared by either Federal or New York State authorities; or (iv) since August 14, 1995, outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war, if the effect of any such event specified in this clause (iv) in the judgment of the Lender makes it impracticable or inadvisable to proceed with the transactions contemplated hereunder on the terms and in the manner contemplated herein.

     (g) BUSINESS COMBINATION. The Borrower shall not have entered into any arrangement or agreement in respect of a "business combination" as defined in the Certificate of Incorporation of the Borrower with any Person other than Lender, its Affiliates, designees or assigns (but disregarding any reference to an "Acquiring Person" in such definition).

     (h) INVESTMENT COMMITMENT FEE. Payment by Borrower of the Investment Commitment Fee.

                                    SECTION 4
                   REPRESENTATIONS AND WARRANTIES OF BORROWER

     The Borrower hereby represents and warrants to the Lender that on the date hereof and on each of the Closing Date and the Borrower Put Closing Dates (before and after giving effect to the making of the Loan):

     4.01.     EXISTENCE, POWER AND OWNERSHIP.

     (a) It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is in good standing as a foreign corporation in each other jurisdiction where ownership of its properties or the conduct of its business requires it to be so, and it has all power and authority under such laws and its certificate of incorporation and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

     (b) It is subject to taxation as a real estate investment trust (a "REIT") under Subchapter M of the Code and has satisfied all requirements to continue to qualify as a REIT. It is not aware of any fact or circumstance that could reasonably be expected to prevent it from continuing to so qualify in the future.

     4.02. AUTHORIZATION. It has the corporate power and authority to enter into this Agreement and the other Loan Documents and to perform its obligations under and consummate the transactions contemplated by such Loan Documents and has by proper action duly authorized the execution and delivery of the Loan Documents.

     4.03. NO VIOLATIONS OR CONFLICTS. Neither the execution and delivery of the Loan Documents, nor the consummation of the transactions contemplated herein or therein, nor performance of and compliance with the terms and provisions thereof will (i) violate or conflict with any provision of its Certificate of Incorporation or By-laws, (ii) violate any law, regulation (including without limitation Regulation G, T, U or X), order, writ, judgment, injunction, decree or permit applicable to it, (iii) violate or materially conflict with any contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, or (iv) result in or require the creation of any lien, security interest or other charge or encumbrance (other than those contemplated in or in connection with the Loan Documents) upon or with respect to its properties.

     4.04. CONSENTS. No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or other Person is required in connection with the execution, delivery or performance of this Agreement or any of the other Loan Documents, other than the condition to the Borrower Put Closing Date relating to the Subsequent Shares, as set forth in Section 8.01(b)(ix).

     4.05. ENFORCEABLE OBLIGATIONS. This Agreement and the other Loan Documents have been duly executed and delivered by the Borrower and constitute legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective terms.

     4.06. FINANCIAL CONDITION; SECURITIES AND EXCHANGE COMMISSION FILINGS. Since January 1, 1993, the Borrower has made all required filings with the Securities and Exchange Commission, and such filings are complete and correct in all material respects and do not contain any untrue statement of a material fact or omit any material fact required to be stated therein necessary to make the statements therein not misleading. The financial statements of the Borrower contained in such filings are true and correct and fairly present the financial condition and results of operations of the Borrower as of their dates and for the respective periods covered thereby; such financial statements were prepared in accordance with Generally Accepted Accounting Principles applied on a consistent basis (except as noted therein); and since the date of such financial statements, except as disclosed in such filings with the Securities and Exchange Commission made on or prior to the date hereof, there have occurred no changes or circumstances which have had or are likely to have a material adverse effect on the Borrower and the financial statements referenced above.

     4.07.     NO DEFAULT.  No Default or Event of Default presently exists.

     4.08. LIENS. Except for Permitted Liens, it has good and marketable title to all of its properties and assets free and clear of all Liens.

     4.09. INDEBTEDNESS. It has no Indebtedness (including, without limitation, any Guaranty Obligations) except for the Loan, the Goldman Loan Agreement, the 14% Debentures and the other Indebtedness specified on Schedule
4.09 hereto.

     4.10. LITIGATION. Except as specified in Schedule 4.10 hereto, there are no actions, suits or legal, equitable, arbitration or administrative proceedings (including those relating to environmental matters), pending or, to the knowledge of the Borrower threatened, against the Borrower which, if adversely determined, would have a material adverse effect on the financial condition of the Borrower. The Borrower is not aware of any fact or condition in respect of the Real Estate that could reasonably be expected to result in any such action, suit, or proceeding or in the occurrence of any material liability in respect of environmental matters.

     4.11. MATERIAL AGREEMENTS. Except as specified on Schedule 4.11 hereto and except agreements filed as exhibits to its filings with the Securities and Exchange Commission prior to the date hereof, it is not a party to any material contract, lease, loan agreement, indenture, mortgage, security agreement or other material agreement or obligation other than (i) the Loan Documents, (ii) the Goldman Loan Agreement and the "Loan Documents" as defined therein, (iii) the documents evidencing the Indebtedness described in Section 4.09, and (iv) the Mortgage, Mortgage Note, 1985 Loan Agreements and any agreement or obligation relating to the mortgage loan evidenced by the foregoing. The Goldman Loan Agreements and the "Loan Documents" as defined therein are in full force and effect and have not been amended, modified, supplemented or revised since their respective dates of initial execution. Since January 1, 1995, Borrower has not entered into any agreement or arrangement with RCP or RCPA that is still in effect that would prohibit or materially adversely affect the ability of the Borrower to consummate the transaction contemplated by the non-binding provisions of the LOI.

     4.12. TAXES. It has filed, or caused to be filed, all material reports and returns with respect to taxes (federal, state, local and foreign) required to be filed and such reports and returns were true, complete and accurate in all material respects and it has paid all amounts of taxes shown thereon to be due (including interest and penalties) and has paid all other material taxes, fees, assessments and other governmental charges (including documentary stamp taxes and intangible taxes) owing by it, except for such taxes (i) which are not yet delinquent or (ii) as are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with Generally Accepted Accounting Principles. It is not aware of any proposed material tax assessments against it. No extension of time for assessment or payment by the Borrower of any federal, state or local tax is in effect. All mortgage recording taxes in respect of the Mortgage have been paid.

     4.13. COMPLIANCE WITH LAW. It is in compliance with all laws, rules, regulations, orders and decrees applicable to it or to its properties.

     4.14. ERISA. Except for the Retirement Income Plan for Salaried Employees of Rockefeller Group, Inc. and The Rockefeller Group Incentive Savings Plan, in each case as amended or supplemented in the ordinary course of business from time to time (collectively, the "RGI Plans"), neither it nor its ERISA Affiliates have established, maintained or been obligated to contribute to any Plan at any time during the five calendar years preceding the Closing Date.

     4.15. SUBSIDIARIES. It has no Subsidiaries other than Deucalion Capital Corporation, a Delaware corporation.

     4.16. USE OF PROCEEDS; MARGIN STOCK. It will use the proceeds of the Loan and the Shares solely for working capital purposes consistent with
Schedule 4.16 hereto. None of such proceeds will be used for the purpose of purchasing or carrying any "margin stock" as defined in Regulation G, T, U, or X or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry "margin stock" or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of Regulation G, T, U or X. As of the Closing Date or either of the Borrower Put Closing Dates, as the case may be, the Borrower does not own any "margin stock".

     4.17. GOVERNMENT REGULATION. It is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or the Interstate Commerce Act, each as amended. In addition, it is not (i) an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, and is not controlled by such a company, or (ii) a "holding company," or a "Subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "Subsidiary" or a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     4.18. PARI PASSU OBLIGATIONS. The obligations of the Borrower hereunder and under the Note rank and will at all times rank PARI PASSU with all other unsecured and unsubordinated obligations of the Borrower in respect of its unsubordinated indebtedness for borrowed money, and there is no indebtedness for borrowed money of the Borrower senior to the Note.

     4.19. OWNERSHIP OF REAL ESTATE. The Borrower has good and marketable title to the Mortgage Note, the Mortgage and the Title Insurance free and clear of all liens, except (i) the Permitted Liens and (ii) the restrictions on transfer contained in the 1985 Loan Agreement, and the Title Insurance. The Borrower has not granted to any person other than Goldman Sachs Mortgage Company or its Affiliates pursuant to the Goldman Loan Agreement or the "Loan Documents" as defined therein, any rights, recorded or unrecorded, in the Mortgage or the Mortgage Note. To the best of the Borrower's knowledge, no person, other than the Borrower, has any right or option, recorded or unrecorded, to acquire the Real Estate or any portion thereof or interest therein. The Mortgage remains a valid lien on all the Real Estate and on the Lessor's interest in all Leases (each as defined in the Mortgage), with a priority in all material respects no less than its priority as of September 19, 1985 except as such priority may be affected by the subordination referred to in Clause (ii) of Recital G to the Amendment and Restatement of the Mortgage dated as of December 1, 1988. The outstanding aggregate principal amount of the Mortgage Note is $1,300,000,000.

     4.20. NO PENDING CONDEMNATION OR EMINENT DOMAIN. The Borrower has no knowledge of any pending or threatened condemnation or eminent domain proceedings which would affect the Real Estate.

     4.21. CAPITALIZATION. As of the date hereof, the Borrower's authorized capital stock consists of 150,000,000 shares of Common Stock of which 38,260,704 shares of Common Stock were issued and outstanding, no shares of Common Stock were held in treasury, and there were no outstanding employee stock options.
The Common Stock constitutes all of the issued and outstanding capital stock of the Borrower. There are no other classes of capital stock of the Borrower authorized or outstanding. The outstanding Common Stock is duly authorized, validly issued, fully paid and nonassessable. Except for the transactions contemplated by the Loan Documents, the transactions contemplated by the "Loan Documents" as such term is defined in the Goldman Loan Agreement and except in respect of the Indenture Securities, there are no preemptive or other outstanding rights, options, warrants, conversion rights or agreements or commitments of any character relating to the Borrower's authorized and issued, unissued or treasury shares of capital stock and the Borrower has not issued any debt securities, other securities, rights or obligations that are currently outstanding and are convertible into or exchangeable for, or given any Person a right to subscribe for or acquire, capital stock of the Borrower.

     4.22. SUBORDINATION OF CERTAIN LEASES. To the best knowledge of Borrower, each of the lease between RCP and Radio City Music Hall Productions, Inc., dated July 1, 1982, the lease between RCP and Rockefeller Management Corporation, dated July 15, 1985, relating to the parking garage located at the Real Estate, and the Franchise Agreement for the Provision of Telecommunication Series between Rockefeller Center Management Corporation and Rockefeller Center Telecommunications Corporation dated September 7, 1985, if and as each such lease and agreement has been amended and supplemented, is subject and subordinate to the Mortgage and the Mortgage Notes and none of the tenants under such leases have any rights of nondisturbance under such leases.

                                    SECTION 5
                      AFFIRMATIVE COVENANTS OF THE BORROWER

     The Borrower hereby covenants and agrees that so long as this Agreement is in effect and until the Loan, together with interest, fees and other obligations hereunder, has been paid in full:

     5.01. INFORMATION COVENANTS. The Borrower will furnish, or cause to be furnished, to the Lender:

     (a) ANNUAL FINANCIAL STATEMENTS. As soon as available and in any event within 90 days after the close of each fiscal year of the Borrower, a balance sheet of the Borrower as at the end of such fiscal year together with related statements of income and retained earnings and of cash flows for such fiscal year, all in reasonable detail and examined by independent certified public accountants of recognized national standing whose opinion shall be to the effect that such financial statements have been prepared in accordance with Generally Accepted Accounting Principles applied on a consistent basis (except for changes with which such accountants concur) and shall not be qualified as to the scope of the audit, all of the foregoing to be in reasonable detail and in form and substance satisfactory to the Lender.

     (b) AUDITOR'S CERTIFICATE. At the time of delivery of the financial statements provided for in Section 5.01(a) hereof, a certificate from the accountants examining such financial statements, that, to the best of their knowledge, no Event of Default exists, or, if any Event of Default does exist, providing a reasonably detailed summary of all relevant information known to such accountants.

     (c) QUARTERLY FINANCIAL STATEMENTS. As soon as available and in any event within 45 days after the end of each fiscal quarter of each fiscal year of the Borrower, except for the fourth fiscal quarter of each fiscal year, a balance sheet of the Borrower as at the end of such quarterly period together with related statements of income and retained earnings for such quarterly period and for the portion of the fiscal year ending with such period, all in, reasonable detail and in form and substance satisfactory to the Lender, and accompanied by a certificate of the President of the Borrower as being true and correct and as having been prepared in accordance with Generally Accepted Accounting Principles applied on a consistent basis, subject to changes resulting from audit and normal year-end audit adjustments. For so long as the Borrower is required to file reports pursuant to the Securities Exchange Act of 1934, as amended, the Borrower may satisfy its obligations under Section 5.01(a) and 5.01(c) hereof by delivering to the Lender, within the time periods specified in such Sections, copies of its reports on Form 10-K and Form 10-Q, respectively, with the Securities and Exchange Commission.

     (d) OFFICER'S CERTIFICATE. At the time of delivery of the financial statements provided for in Section 5.01(c) hereof, a certificate of the President of the Borrower substantially in the form of Exhibit B to the effect that no Default or Event of Default exists, or, if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto.

     (e) AUDITOR'S REPORTS. Promptly upon receipt thereof, a copy of any other report or management letter submitted by independent accountants to the Borrower in connection with any annual, interim or special audit of the books of Borrower.

     (f) REAL ESTATE AND OTHER INFORMATION. Promptly upon receipt thereof, copies of all financial information, reports and other documents received by the Borrower pursuant to the 1985 Loan Agreement and the Mortgage, including without limitation, all documents delivered to Borrower pursuant to Sections 6.05 and
6.08 of the 1985 Loan Agreement and Sections 704 and 1010 of the Mortgage, subject to compliance with any applicable confidentiality agreements or similar restrictions that are either binding upon Borrower as of the date hereof or hereafter entered into by Borrower in good faith.

     (g) OTHER INFORMATION. With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of the Borrower as the Lender may reasonably request, including without limitation copies or summaries of, as the case may be, all non-routine correspondence to or from and summaries of contacts and conversations with RCP, RCPA or any of their affiliates, subject to compliance with any applicable confidentiality restrictions agreed to by the Borrower in good faith.

     (h) NOTICE OF DEFAULT OR LITIGATION. Upon the Borrower obtaining knowledge thereof, it will give written notice to the Lender promptly, but in any event within five Business Days, of the occurrence of any of the following with respect to the Borrower: (i) the occurrence of an event or condition consisting of a Default or an Event of Default, specifying the nature and existence thereof and what action the Borrower proposes to take with respect thereto, (ii) the pendency or commencement of any litigation, arbitral or governmental proceeding against the Borrower in which damages are sought or environmental remediation demanded which exceeds $1,000,000 in any instance or $5,000,000 in the aggregate or which might otherwise materially adversely affect the business, properties, assets, condition (financial or otherwise) or prospects of the Borrower, (iii) any levy of an attachment, execution or other process against its assets in excess of $1,000,000, (iv) the occurrence of an event or condition which shall constitute a default or event of default under any other agreement for borrowed money in excess of $1,000,000, (v) any development in its business or affairs which has resulted in, or which the Borrower reasonably believes may result in, a material adverse effect on the business, properties, assets, condition (financial or otherwise) or prospects of the Borrower, (vi) the institution of any proceedings against, or the receipt of notice of potential liability or responsibility for any violation, or alleged violation of, any federal, state or local law, rule or regulation, the violation of which could give rise to a material liability, or have a material adverse effect on the business, assets, properties condition (financial or otherwise) or prospects of the

Borrower, or (vii) the occurrence of an event or condition which may render the Borrower unable to qualify as a REIT under the Code.

     (i) CHANGES TO INDEBTEDNESS. Within 30 days prior thereto, notice of any proposed extension, renewal, refinancing or modification of Indebtedness made pursuant to Section 6.01(iv) or Section 6.09.

     5.02. PRESERVATION OF EXISTENCE AND FRANCHISES. The Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights, franchises and authority and will at all times take all reasonable steps necessary to qualify to be taxed as a REIT as long as a REIT is accorded substantially the same treatment under the United States income tax laws from time to time in effect as under Sections 856-860 of the Code, in effect at the date of this Agreement, as originally executed.

     5.03. BOOKS, RECORDS AND INSPECTIONS. The Borrower will keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of Generally Accepted Accounting Principles applied on a consistent basis (including the establishment and maintenance of appropriate reserves). The Borrower will permit, on reasonable notice, officers or designated representatives of the Lender to visit and inspect its books of account and records and any of its properties or assets and to discuss the affairs, finances and accounts of the Borrower with, and be advised as to the same by, its officers, directors and independent accountants.

     5.04. COMPLIANCE WITH LAW. The Borrower will comply in all material respects with all applicable laws, rules, regulations and orders of, and all applicable restrictions imposed by, all applicable governmental bodies, foreign or domestic, or authorities and agencies thereof (including quasi-governmental authorities and agencies), in respect of the conduct of its business and the ownership of its property.

     5.05. INSURANCE. The Borrower will at all times maintain in full force and effect insurance (including worker's compensation insurance, liability insurance, casualty insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice.

     5.06. MAINTENANCE OF PROPERTY. The Borrower will maintain and preserve its properties and assets in good repair, working order and condition, normal wear and tear excepted, and will make, or cause to be made, in such properties and assets from time to time all repairs, renewals, replacements, extensions, additions, betterments and improvements thereto as may be needed or proper, to the extent and in the manner customary for companies in similar businesses.

     5.07. PLAN ASSETS. The Borrower will use its best efforts to not take any action that would cause it to be deemed to hold Plan Assets at any time.

     5.08. DIRECTORS; BANKRUPTCY PROCEEDINGS. (a) The Borrower hereby agrees that (x) as of the Closing Date, it shall invite a representative designated by Lender to attend as an observer all meetings (in person, telephonic or otherwise) of the Board of Directors of the Borrower, wherever or however conducted or held, (y) as of the Borrower Put Closing Date relating to the Initial Shares, it shall either cause the due and proper appointment of a designee of Lender to the Board of Directors of the Borrower or effect and accept the resignation of one of the members of its Board of Directors as designated by the Board of Directors of Borrower and shall replace such member of the Board of Directors with, and duly and properly appoint, a designee of Lender to the Board of Directors of Borrower as of such Borrower Put Closing Date, and (z) as of the Borrower Put Closing date relating to the Subsequent Shares, it shall effect and accept the resignation of one of the members of its Board of Directors (other than the member designated by the Lender pursuant to the preceding clause (y) above) as designated by the Board of Directors of Borrower and shall replace such member of the Board of Directors with, and duly and properly appoint, a designee of Lender to the Board of Directors of Borrower as of such Borrower Put Closing Date; PROVIDED, HOWEVER, that if the appointment of the designee of Lender to the Board of Directors of Borrower pursuant to clause (z) above shall cause the directors then in office who were elected by the holders of Common Stock to constitute less than a majority of the whole Board of Directors of the Borrower, then Borrower, in lieu of such appointment of Lender's designee to the Board of Directors of Borrower pursuant to clause
(z) above, shall effect the nomination of a designee of Lender (and, in any case, the directors appointed to the Board of Directors pursuant to clauses (y) and (z) above upon the expiration of each such director's term) to the Board of Directors at the next succeeding annual or special meeting of holders of Common Stock at which directors shall be elected to the Board of Directors of Borrower and shall affirmatively endorse and recommend to the holders of Common Stock that such designee of Lender (and, in any case, the directors appointed to the Board of Directors pursuant to clauses (y) and (z) above upon the expiration of each such director's term) be elected to the Board of Directors of Borrower at such annual or special meeting. In the event that a representative of Lender is present as an observer at a meeting of the Board of Directors of Borrower pursuant to clause (x) above and the Board of Directors of Borrower deems, in good faith, that the continued presence of the representative of Lender as an observer at the meeting creates a conflict of interest, then the representative of Lender present as an observer at such meeting shall be excused from such meeting for and only so long as the Board of Directors shall take under consideration the matter creating the conflict of interest. Any designee of Lender for the Board of Directors of Borrower shall not be reasonably disapproved by the Borrower, but Borrower agrees that Samuel Zell and Randall K. Rowe will not in any event be disapproved.

     (b) All of the Lender's rights pursuant to this Section 5.08 shall expire upon the full repayment of the Loan and any interest and other charges accrued thereunder pursuant to this Agreement and the repurchase of all of the Shares pursuant to Section 8.02 hereof.

     5.09.     RCP/RCPA BANKRUPTCY PROCEEDINGS.

     (a) The Borrower shall send to Lender, via overnight courier (or, if requested by Lender, via facsimile) any and all pleadings and other documents filed by the Borrower in the Chapter 11 cases (the "Cases") of RCP and/or RCPA or received by the Borrower in any way relating to the Cases (collectively "RCP Pleadings") and shall immediately advise Lender orally of any "emergency" matters relating to the RCP Pleadings. RCP Pleadings shall be sent by the Borrower on the same day received by the Borrower (or in the case of RCP Pleadings filed by the Borrower, on the day filed by the Borrower).

     (b) Any and all RCP Pleadings filed by the Borrower in the Cases that are material (as determined solely by Lender) shall be in form and substance reasonably satisfactory to Lender. The Borrower shall not file any material RCP Pleadings, nor take any other action that is material (as determined solely and reasonably by Lender) in any way relating to the cases without the prior express oral or written consent of Lender. The Borrower shall provide Lender with copies of all RCP Pleadings proposed to be filed by the Borrower in the cases, and shall fully advise Lender of any material action proposed to be taken by the Borrower in any way relating to the Cases, no less than 48 hours prior to any such proposed filing or action (and shall fully advise Lender orally if any such action is to be taken on a shorter term or "emergency" basis).

                                    SECTION 6
                               NEGATIVE COVENANTS

     The Borrower hereby covenants and agrees that so long as this Agreement is in effect and until the Loan, together with all interest, fees and other obligations hereunder, has been paid in full:

     6.01. INDEBTEDNESS. The Borrower will not contract, create, incur, assume or permit to exist any Indebtedness, except:

          (i) Indebtedness arising under this Agreement and the other Loan Documents and Indebtedness issued as required by the Goldman Loan Agreement and the "Loan Documents" as defined therein as existing on the date hereof;

          (ii) Current liabilities for taxes and assessments incurred or arising in the ordinary course of business;

          (iii) Indebtedness in respect of current accounts payable or accrued (other than for borrowed money or purchase money obligations) and incurred in the ordinary course of business; PROVIDED, that all such liabilities, accounts and claims shall be paid when due (or in conformity with customary trade terms);

          (iv) Indebtedness in effect on the date hereof (as specified in Schedule 4.09); and

          (v) Unsecured working capital Indebtedness up to an aggregate of $15,000,000.

     6.02. LIENS. Except with respect to Permitted Liens, the Borrower will not (i) contract, create, incur, assume or permit to exist any Lien with respect to any of its property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, (ii) sell any of its property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable or notes with recourse to it) or (iii) assign any right to receive income.

     6.03. CONSOLIDATION, MERGER, SALE OR PURCHASE OF ASSETS. Without the consent of the Lender, the Borrower will not dissolve, liquidate, or wind up its affairs, and will not enter into any transaction of merger or consolidation, or sell or otherwise dispose of all or any part of its property or assets or, other than in the ordinary course of its business, purchase, lease or otherwise acquire (in a single transaction or a series of related transactions) all or any part of the property or assets of any Person.

     6.04. ADVANCES, INVESTMENTS AND LOANS. The Borrower will not lend money or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person except for Permitted Investments.

     6.05. DIVIDENDS. The Borrower will not declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, Common Stock unless and to the extent required to meet qualification rules for a REIT requiring distributions of 95% (or such other percentage as may be required by a change in the Code applicable to REITs). The Borrower will not make any payment on account of a Warrant or Stock Appreciation Right except to the extent required by the Stock Appreciation Rights Agreement and the Warrant Agreement.

     6.06. MODIFICATIONS TO MORTGAGE DOCUMENTS. Without the consent of Lender, the Borrower will not amend or in any way waive or modify any payment provision of the Mortgage or the Mortgage Note and will not amend Article X of the 1985 Loan Agreement or the Purchase Option.

     6.07. MORTGAGE CONVERSION. Without the consent of Lender, the Borrower will not exercise the rights granted to it in the Purchase Option and Article X of the 1985 Loan Agreement.

     6.08. MODIFICATION OR PREPAYMENT OF INDEBTEDNESS. The Borrower will not modify any Indebtedness if (i) quarterly debt service of the Borrower would be materially increased or the cash flow of the Borrower would be materially decreased as a result thereof or (ii) the business, properties, assets, condition (financial or otherwise) or prospects of the Borrower might otherwise be materially adversely affected. Except on a PARI PASSU basis with the Loan, and unless the Borrower also repurchases Shares on a PARI PASSU basis, the Borrower will not prepay or acquire any of its Indebtedness (other than as required by the terms thereof as in effect on the date hereof or permitted hereunder in respect of the Goldman Loan Agreement or under the Debenture Purchase Agreement in respect of the 14% Debentures and except for the Indebtedness permitted under Section 6.01(iv)) and will cause to remain outstanding in full force and effect until their respective termination dates the interest rate swap agreements specified in Schedule 4.09.

                                    SECTION 7
                                EVENTS OF DEFAULT

     7.01. EVENTS OF DEFAULT. An Event of Default shall exist upon the occurrence of any of the following specified events (each an "Event of Default"):

          (a) PAYMENT. The Borrower shall (i) default in the payment when due of any interest or principal owing hereunder or under the Note (including any prepayment after giving notice thereof in accordance with Section 2.05), or (ii) default in the payment when due of any fees or other amounts owing hereunder, under the Note, or in connection herewith and such default referred to in this subparagraph (ii) shall continue unremedied for at least ten days; or

          (b) REPRESENTATIONS. Any representation, warranty or statement made on the date hereof or deemed to be made as of any subsequent date by the Borrower herein or in any of the Loan Documents or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue on the date as of which it was made or deemed to have been made; or

          (c) COVENANTS. The Borrower shall (i) default in the due performance or observance of any term, covenant or agreement contained in Section 5.01(h)(i), 5.08, 5.09, Section 6 or Section 8.02 hereof or (ii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsection (a), (b) or (c) (i) of this Section 7.01) contained in this Agreement and such default referred to in this subparagraph (ii) shall continue unremedied for a period of at least 30 days after notice from the Lender of such default; or

          (d) LOAN DOCUMENTS. The Borrower shall default in the due performance or observance of any term, covenant or agreement in any of the Loan Documents (subject to applicable grace or cure periods, if any) applicable to it, or the Loan Documents shall fail to be in full force and effect or to give the Lender the Liens, rights, powers and privileges purported to be created thereby (except insofar as such failure is due to the act of the Lender); or

          (e) BANKRUPTCY, ETC. Other than as requested by the Lender, (i) the Borrower shall commence a voluntary case concerning itself under the Bankruptcy Code in Title 11 of the United States Code (as amended, modified, succeeded or replaced, from time to time, the "Bankruptcy Code"); or (ii) an involuntary case is commenced against the Borrower under the Bankruptcy Code and the petition is not dismissed within 90 days after commencement of the case; or (iii) a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of all or substantially all of the property of the Borrower; or (iv) the Borrower commences any other proceeding under any reorganization, arrangement, adjustment of the debt, relief of creditors, dissolution, insolvency or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower; or (v) there is commenced against the Borrower any such proceeding which remains undismissed for a period of 90 days after commencement of such proceeding; or (vi) the Borrower is adjudicated insolvent or bankrupt; or
     (vii) any order of relief or other order approving-any such case or proceeding is entered; or (viii) the Borrower suffers appointment of any custodian or the like for it or for any substantial part of its property and such appointment continues unchanged or unstayed for a period of 90 days after commencement of such appointment; or (ix) the Borrower makes a general assignment for the benefit of creditors; or (x) any corporate action is taken by the Borrower for the purpose of effecting any of the foregoing; or

          (f) DEFAULTS UNDER OTHER AGREEMENTS. (i) The Borrower shall (x) default in any payment in an amount of $1,000,000 or more (beyond the applicable grace period with respect thereto, if any) with respect to any other Indebtedness, or (y) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default, in the case of (y), or other event or condition is to cause, or permit, the holder or holders of such Indebtedness (or trustee or agent on behalf of such holders) to cause (determined without regard to whether any notice or lapse of time is required), any such Indebtedness, in an amount of $1,000,000 or more, to, become due prior to stated maturity, or
     (ii) any such Indebtedness of the Borrower, in an amount of $1,000,000 or more, shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof.

          (g) JUDGMENTS. One or more final judgments or decrees shall be entered against the Borrower involving a liability of $1,000,000 or more in any instance, or $5,000,000 or more in the aggregate for all such judgments and decrees collectively (not paid or fully covered by insurance provided by a carrier who has acknowledged coverage) and any such judgments or decrees shall not have been vacated, discharged, paid or stayed or bonded pending appeal within the time permitted to appeal therefrom.

     7.02 REMEDIES. Upon the occurrence of an Event of Default, the Lender shall, by written notice to the Borrower, take any of the following actions without prejudice to its rights to enforce its claims against the Borrower, except as otherwise specifically provided for herein:

          (i) ACCELERATION OF LOAN. Declare the unpaid principal of and any accrued interest in respect of the Loan and the Note to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower;

          (ii) ENFORCEMENT OF RIGHTS. Enforce any and all amounts due, including, without limitation, all rights and interests created and existing under any of the Loan Documents and all rights of set-off;

PROVIDED, HOWEVER, that, notwithstanding the foregoing, if an Event of Default specified in Section 7.01(e) shall occur, then the Note and the Loan and the Lender Put Option shall immediately become due and payable and be deemed exercised without the giving of any notice or other action by the Lender or any Lender.

                                    SECTION 8
                                   PUT OPTIONS

     8.01. BORROWER PUT OPTION. (a) Subject to the terms and conditions set forth herein, the Lender shall become obligated to purchase, in whole but not in part, at the option of the Borrower (the "Borrower Put Option"), the Initial Shares and the Subsequent Shares on October 2, 1995 and December 5, 1995, respectively (each, a "Borrower Put Closing Date" and, collectively, the "Borrower Put Closing Dates"), at the per share purchase price equal to the Fair Market Value of the Common Stock, upon delivery of a written notice of purchase (a "Purchase Notice") stating that (i) Borrower has elected to require the purchase of the Initial Shares or the Subsequent Shares, as the case may be, by Lender on the applicable Borrower Put Closing Date and (ii) Borrower agrees to satisfy all conditions precedent to such a purchase pursuant to Section 8.01(b) hereof, at any time from the opening of business on the date that is five Business Days prior to such Borrower Put Closing Date until the close of business on the date that is three Business Days prior to such Borrower Put Closing Date.

     Upon receipt by the Lender of a Purchase Notice and upon satisfaction of the conditions set forth in Section 8.01(b) hereof, on the relevant Borrower Put Closing Date the Lender shall pay to the Borrower an aggregate amount equal to the Fair Market Value of the Common Stock multiplied by the number of Initial Shares or Subsequent Shares, as the case may be, by making a wire transfer of such amount to an account designated by the Borrower.

     (b) PAYMENT OF FUNDS. The obligation of the Lenders to disburse the amount of the funds in respect of the Initial Shares or the Subsequent Shares, as the case may be, is subject to the satisfaction (or waiver by the Lender on or prior to the respective Borrower Put Closing Date) of the following conditions (in form and substance acceptable to the Lender):

          (i) SHARE CERTIFICATES. Certificates representing the Initial Shares and the Subsequent Shares, as the case may be, shall have been duly executed and delivered by the Borrower to the Lender in such denominations and registered in such names as the Lender may request in writing two Business Days prior to the Borrower Put Closing Date.

          (ii) NO DEFAULT; REPRESENTATIONS AND WARRANTIES. Receipt by the Lender of a certificate signed by the President of the Borrower as of the relevant Borrower Put Closing Date to the effect that both at the time of the exercise of the Borrower Put Option and after giving effect thereto (1) there shall exist no Default or Event of Default, and (2) all representations and warranties contained herein and in the other Loan Documents then in effect shall be true and correct in all material respects.

          (iii) OPINION OF COUNSEL. Receipt by the Lender of a legal opinion, or opinions, in form and substance reasonably satisfactory to the Lender and dated as of the relevant Borrower Put Closing Date, from Shearman & Sterling or such other legal counsel to the Borrower reasonably satisfactory to the Lender as to legal matters referred to in this Section
     8.1 or in Section 4.

          (iv) CORPORATE DOCUMENTS. Receipt by the Lender of all documents reasonably requested by the Lender relating to the existence of the Borrower, the validity of the Initial Shares and the Subsequent Shares, as the case may be, and other matters relating thereto, in form and substance satisfactory to the Lenders, including, but not limited to:

               (aa) CERTIFICATES OF AUTHORIZATION AND INCUMBENCY. Certificate of the Secretary of the Borrower, dated as of the Closing Date, as to resolutions approving and adopting the this Agreement and authorizing the execution and delivery hereof and the authorization and issuance of the Initial Shares and the Subsequent Shares, as the case may be, and as to the authority of the persons executing such documents.

               (bb) CERTIFICATES OF INCORPORATION AND BY-LAWS. Copies of the Certificate of Incorporation and By-laws of the Borrower, together with all amendments thereto certified as of the relevant Borrower Put Closing Date.

               (cc) CERTIFICATES OF GOOD STANDING OR EXISTENCE. Certificates of good standing or existence for the Borrower issued as of a recent date by its state of organization and each other state where the Borrower, by the nature of its business, is required to qualify or register.

          (v) RELATED TRANSACTIONS. The closing of the transactions relating to the Loan and the Note pursuant to this Agreement shall have been completed and the full amount of the Loan shall be outstanding.

          (vi) AGREEMENT DEFAULT. No Default or Event of Default under this Agreement or any other Loan Document shall have occurred and be continuing.

          (vii) MARKET CONDITIONS. There shall be no (i) suspension or material limitation in trading in securities generally on the New York Stock Exchange (the "NYSE"); (ii) suspension or material limitation in trading in the Borrower's securities on the NYSE; (iii) general moratorium on commercial banking activities in New York declared by either Federal or New York State authorities; or (iv) since August 14, 1995, outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war, if the effect of any such event specified in this clause (v) in the judgment of the Lender makes it impracticable or inadvisable to proceed with the transactions contemplated hereunder on the terms and in the manner contemplated herein.

          (viii) BUSINESS COMBINATION. Except with respect to a transaction involving Lender, its Affiliates, designees and assignees, the Borrower shall not have entered into any arrangement or agreement, or have disclosed publicly or be obligated to disclose publicly a transaction or potential transaction, in respect of a "business combination" as defined in the Certificate of Incorporation of the Borrower with any Person other than Lender, its Affiliates, designees or assigns (but disregarding any reference to an "Acquiring Person" in such definition).

          (ix) H.S.R. WAITING PERIOD. Prior to the Borrower Put Closing Date relating to the Subsequent Shares, Borrower and Lender shall make all filings, applications, statements and reports to the Federal government agencies or entities which are required to be made prior to such Borrower Put Closing Date by or on behalf of Borrower and Seller pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act") and the applicable waiting period under the HSR Act shall have expired without action by the Justice Department of the Federal Trade Commission to prevent consummation of such Borrower Put Option relating to the Subsequent Shares, or such waiting period shall have been terminated earlier.

     8.02.     LENDER PUT OPTION; REGISTRATION RIGHTS.      (a)  Subject to the
terms and conditions set forth in this Section 8.02, the Borrower shall become obligated to purchase, or arrange for the purchase by a third party of, the Shares, in whole but not in part, at the option of the Lender (the "Lender Put Option") exercised pursuant to written notice to Borrower, if Borrower, its Affiliates or its representatives disclose publicly (or are obligated to disclose publicly) the existence of an agreement in which Borrower is obligated or intends to pursue negotiations or discussions with any Person other than Lender, its Affiliates, designees or assigns, relating to any Recapitalization Transaction. The closing of the Lender Put Option must occur within five (5) Business Days after Borrower receives Lender's notice that it is exercising the Lender Put Option (the "Lender Put Closing Date"), and the purchase price for the Shares shall be the per share price equal to the per share purchase price paid by the Lender for the Shares pursuant to Section 8.01 hereof. On the Lender Put Closing Date, the Borrower or such third party shall pay to the Lender an aggregate amount equal to the per share purchase price of the Common Stock as determined pursuant to the preceding sentence multiplied by the number of Shares by making a wire transfer of such amount to an account designated by the Lender.

     (b) Upon the purchase of any Shares by Lender pursuant to Section 8.01 above, Borrower shall grant demand registration rights to the Lender in respect of any Shares so purchased, which rights shall be exercisable within three months of the applicable Borrower Put Closing Date and shall contain such other terms and conditions substantially similar to those granted to Goldman Sachs Mortgage Company and Whitehall Street Real Estate Limited Partnership V (collectively, the "Goldman Affiliates") pursuant to that Registration Rights Agreement, dated as of December 29, 1994, by and among Borrower and the Goldman Affiliates.

     8.03 PRIVATE PLACEMENT. THE SHARES ISSUED PURSUANT TO THIS SECTION 8 HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SUCH LAWS.

     THE SHARES OFFERED HEREBY ARE BEING OFFERED ONLY TO INSTITUTIONAL INVESTORS WHO ARE ACCREDITED INVESTORS.

     THE SHARES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM AND IN COMPLIANCE WITH CERTAIN RESTRICTIONS SET FORTH HEREIN. INVESTORS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

                                    SECTION 9
                                  MISCELLANEOUS

     9.01. NOTICES. Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (i) when delivered, (ii) when transmitted via telecopy (or other facsimile device) to the number set out below, (iii) the day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service or (iv) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address set forth below, or at such other address as such party may specify by written notice to the other party hereto:

     if to the Borrower: Rockefeller Center Properties, Inc.
                         1270 Avenue of the Americas
                         New York, New York 10020

                         Attention:     Secretary
                         Telephone:     (212) 698-1440
                         Telecopy:      (212) 698-1453


     with a copy to:     Shearman & Sterling
                         599 Lexington Avenue
                         New York, NY  10022-6069

                         Attention:     Cornelius J. Dwyer, Jr.
                         Telephone:     (212) 848-4000
                         Telecopy:      (212) 848-7179


     if to the Lender:   Zell/Merrill Real Estate Opportunity
                         Partners Limited Partnership III
                         Two North Riverside Plaza
                         Chicago, Illinois 60606

                         Attention:     Randall K. Rowe
                         Telephone:     (312) 466-4050
                         Telecopy:      (312) 454-9946


     With a copy to:     Rosenberg & Liebentritt, P.C.
                         Two North Riverside Plaza-Suite 1515
                         Chicago, Illinois  60606

                         Attention:     Donald J. Liebentritt
                                        William C. Hermann
                         Telephone:     (312) 466-3456
                         Telecopy:      (312) 454-0335

     9.02.     BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS.

     (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; PROVIDED that the Borrower may not assign and transfer any of its interests without prior written consent of the Lender.

     (b) The Lender may at any time grant to one or more banks or other institutions (each a "Participant") participating interests in the Loan. In the event of any such grant by the Lender of a participating interest to a Participant, whether or not upon notice to the Borrower, the Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender's rights and obligations under this Agreement. Any agreement pursuant to which the Lender may grant such a participating interest shall provide that the Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including the right to approve any amendment, modification or waiver of any provision of this Agreement; PROVIDED, that such participation agreement may provide that the Lender will not agree to any modification, amendment or waiver of this Agreement described in clauses (i) through (iii), inclusive, of Section 9.04 without the consent of the Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.07 and 9.04 with respect to its participating interest; PROVIDED, that all amounts payable to the Lender for the account of a Participant under Sections 2.07 and 9.04 shall be determined as if the Lender had not granted such participation to the Participant.

     (c) The Lender may at any time assign to one or more banks or other institutions (each as "Assignee") all or a proportionate part, of its rights and obligations under this Agreement and the Note, and such Assignee shall assume such rights and obligations, pursuant to an instrument executed by such Assignee and the transferor Lender. Upon execution and delivery of such an instrument, notification to the Borrower of such Assignment and payment by such Assignee to the transferor Lender of an amount equal to the purchase price agreed between the transferor Lender and such Assignee, such Assignee shall be a Lender party to this Agreement and shall have all the rights and obligations of the Lender and the transferor Lender shall be released from its obligations hereunder to a corresponding extent. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Lender and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee.

     (d) The Lender shall maintain at its address referred to in Section 9.01 a register for the recordation of the names and addresses of the Participants and/or Assignees and the principal amount of the Loan owing to each Participant and/or Assignee from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower and the Lender shall treat only the Person whose name is recorded in the Register as a Participant and/or Assignee hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Participant and/or Assignee at any reasonable time and from time to time upon reasonable prior notice.

     9.03. NO WAIVER; REMEDIES CUMULATIVE. (a) No failure or delay on the part of the Lender in exercising any right, power or privilege hereunder or under any of the Loan Documents and no course of dealing between the Borrower and any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Lender would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Lender to any other or further action in any circumstances without notice or demand.

     (b) The parties hereto hereby agree that money damages would not be a sufficient remedy for any breach or threatened breach of Section 5.08, 5.09 or
8.02 of this Agreement by any party to this Agreement and that each party to this Agreement shall be entitled, without the requirement of posting a bond or other security, to specific performance and injunctive or other equitable relief in the event of any such breach or threatened breach, in addition to all other remedies available to such party at law or in equity. In the event of litigation relating to this Agreement, if a court of competent jurisdiction finally determines that either party has breached this Agreement, then the defaulting party shall be liable and pay to the other the legal fees and expenses incurred by the other party in connection with such litigation, including any appeals therefrom.

     9.04.     PAYMENT OF EXPENSES; INDEMNIFICATION.  The Borrower agrees to:

          (i) pay and hold the Lender harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save the Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Lender) to pay such taxes;

          (ii) indemnify the Lender, their respective officers, directors, partners, employees, representatives, affiliates and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not the Lender is a party thereto) related to the entering into and/or performance of this Agreement, the Loan Documents or the use of proceeds of the Loan or the Shares hereunder or the consummation of any other transactions contemplated in this Agreement or the Loan Documents, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding, as the same are incurred (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of gross negligence or willful misconduct on the part of the Person to be indemnified); and

          (iii) if the indemnification provided for in Section 9.04(ii) is unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses (or actions in respect thereof) referred to therein, then the Borrower shall contribute to the amount paid or payable by such indemnified party as a result of such losses, liabilities, claims, damages or expenses (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Borrower on the one hand and the Lender on the other from the consummation of the transactions contemplated in this Agreement. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Borrower on the one hand and the Lender on the other in connection with the actions which resulted in such losses, liabilities, claims, damages or expenses (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Borrower on the one hand and the Lender on the other hand shall be deemed to be in the same proportion as the total net proceeds from the Loan (before deducting expenses) actually received by the Borrower bear to the dollar amount of proceeds received by the Lender hereunder. The relative fault shall be determined by reference to, among other things, whether the action of the Borrower on the one hand or the Lender on the other and the parties relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Borrower and the Lender agree that it would not be just and equitable if contributions pursuant to this subsection (iii) were determined by any method of allocation which does not take account of the equitable considerations referred to above in this subsection (iii). The amounts paid or payable by an indemnified party as a result of the losses, liabilities, claims, damages or expenses (or actions in respect thereof) referred to above in this subsection (iii) shall be deemed to include any legal or other expenses reasonably.incurred by such indemnified party in connection with investigating or defending any such action or claim, as the same are incurred.

Neither the Lender nor any of its Affiliates, designees, assignees, partners, directors, officers, agents or employees, shall be liable to the Borrower for any action taken or omitted to be taken by it or any of them under or in connection with any Loan Document, except for gross negligence or willful misconduct attributable to such Person.

     9.05. AMENDMENTS, WAIVERS AND CONSENTS. Any provision of this Agreement, the Note or any of the Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Lender.

     9.06. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

     9.07. HEADINGS. The headings of the sections and. subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision-of this Agreement.

     9.08. SURVIVAL OF INDEMNITIES. All indemnities set forth herein, including, without limitation, in Section 9.04, shall survive the execution and delivery of this Agreement, the making of the Loan, and the repayment of the Loan and other obligations hereunder.

     9.09.     GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE.

     (a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Nothing herein shall affect the right of the Lender to commence legal proceedings or to otherwise proceed against the Borrower in any other jurisdiction.

     (b) The Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement, any of the Loan Documents brought in the courts referred to in subsection (a) hereof and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

     (c) THE BORROWER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

     9.10. SEVERABILITY. If any provision of this Agreement is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

     9.11. ENTIRETY. This Agreement together with the other Loan Documents represents the entire agreement of the parties hereto and thereto, and supersedes all prior agreements and understandings, oral or written, if any, relating to the Loan Documents or the transactions contemplated herein; PROVIDED, HOWEVER, that nothing contained herein shall affect any of the obligations of the Borrower to Lender (and its respective Affiliates, designees or assignees) under the LOI.

     9.12. SUBSEQUENT TRANSACTION BETWEEN LENDER AND BORROWER. If Borrower consummates a Recapitalization Transaction with Lender, its Affiliates, designees or assigns, concurrently with the completion thereof, the Borrower shall (a) repay or be deemed to have repaid, or incorporated into and made part of any Recapitalization Transaction between Borrower and Lender, its Affiliates, designees or assigns, at the option of Lender, the Loan to the extent that the Loan remains outstanding at such time, (b) repurchase or be deemed to have repurchased, or incorporated into and made part of any Recapitalization Transaction between Borrower and Lender, its Affiliates, designees or assigns, at the option of Lender, the Shares then issued and outstanding at a price per share equal to the per share purchase price paid by the Lender for the Shares pursuant to Section 8.01 hereof, and (c) pay any and all other amounts then due and payable to Borrower hereunder.

     9.13. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by the Borrower herein shall survive delivery of the Note and the making of the Loan hereunder.

     9.14. FINANCIAL ACCOMMODATION, ETC. It is hereby agreed by the parties hereto that this Agreement is a contract of the kind described in 11 U.S.C. 365(c)(2).

                                 *      *      *

     IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

                         ROCKEFELLER CENTER PROPERTIES, INC., a
                         Delaware corporation


                         By:  /s/ Richard M. Scarlata
                            ----------------------------------------------------
                              Richard M. Scarlata
                              President


                         ZELL/MERRILL LYNCH REAL ESTATE OPPORTUNITY PARTNERS LIMITED PARTNERSHIP III, an Illinois limited partnership

                         By: ZML Partners Limited Partnership III, an Illinois limited partnership, general partner

                              By: ZM Investors Limited Partnership III, an Illinois limited partnership, general partner

                                   By:  Zell/Merrill III, Inc., an Illinois
                                        corporation, general partner


                                        By: /s/ Donald J. Liebentritt
                                            ------------------------------------
                                            Name: Donald J. Liebentritt
                                            Title:     Vice President

                                  SCHEDULE 4.09

                                  Indebtedness



A.   Outstanding Indebtedness                                         Amounts
     ------------------------                                         -------
     Current Coupon Convertible Debentures due 2000                 $213,170,000

     Zero Coupon Convertible Debentures due 2000                     346,019,540  (1)

     Floating Rate Notes due 2000                                    150,000,000

     14% Debentures                                                   75,000,000

     Accrued interest payable in connection with Current
         Coupon Convertible Debentures                                49,008,267  (2)

     Accrued interest payable in connection with Floating
         Rate Notes                                                    2,514,323  (2)

     Accrued interest payable in connection with 14% Debentures        1,776,736  (2)

     Stock Appreciation Rights liability                               1,182,249  (3)

     Interest Rate Swap Agreement                                     10,427,138  (4)


(1)  Accreted value at 7/31/95
(2)  Accrued balance at 7/31/95
(3)  As of 6/30/95
(4)  Mark-to-market settlement price at 6/30/95 based on market quotes


Also see attached page 35A.

INTEREST RATE SWAP AGREEMENTS:

                                                               ASSET                     LIABILITY
                                                               -----                     ---------

                                   START        MATURITY                INTEREST              INTEREST           MARKET VALUE
COUNTERPARTY        AMOUNT         DATE           DATE                   INCOME               EXPENSE               6/30/95
- ------------        ------         ----           ----                   ------               -------               -------
1. AIG           $30,000,000     14-Jan-88     14-Jan-98               6.75% (A/360)       9.84% (30/360)         (3,057,538)
                                                              6 MONTH LIBOR/SEMI-ANN      FIX/SEMI-ANNUAL
                                                                     JUL 14 & JAN 14      JUL 14 & JAN 14

2. BARCLAYS      $25,000,000     28-Jan-88     12-Mar-98               6.50% (A/360)       9.33% (30/360)         (2,306,835)
                                                              6 MONTH LIBOR/SEMI-ANN      FIX/SEMI-ANNUAL
                                                                     MAR 12 & SEP 12      MAR 12 & SEP 12

3. BARCLAYS      $50,000,000     20-Apr-88     20-Apr-98              6.375% (A/360)      9.885% (30/360)         (5,062,765)
                                                              6 MONTH LIBOR/SEMI-ANN      FIX/SEMI-ANNUAL
                                                                     APR 20 & OCT 20      APR 20 & OCT 20
                ------------                                                                                    ------------
  TOTAL         $105,000,000                                                                                    ($10,427,138)
                ------------                                                                                    ------------
                ------------                                                                                    ------------


                                       35-A

                                  SCHEDULE 4.10

                                   Litigation



                              See attached page 36A

                       ROCKEFELLER CENTER PROPERTIES, INC.
                      NOTES TO FINANCIAL STATEMENTS (cont'd)
                                   (UNAUDITED)


5.   LEGAL MATTERS

On January 23, 1995, Bear, Stearns & Co., Inc. and Donaldson, Lufkin & Jenrette Securities Corporation commenced an action against the Company in the Supreme Court of New York, County of New York. The plaintiffs allege that the Company breached a contract relating to the plaintiffs' provision of investment banking services to the Company. The plaintiffs seek $5,062,500 in damages, plus costs, attorneys' fees and interest. The case is in the initial pleading stage. The Company is vigorously contesting the plaintiffs' allegations and on February 15, 1995, counsel to the Company filed a notice of a motion for an order dismissing the complaint for failure to state a cause of action and granting such other and further relief as the Court deems just and proper. The Company does not expect the outcome of this litigation to have a material effect on the financial condition of the Company.

On May 11, 1995 the two partnerships comprising the Borrower under the Mortgage filed for protection under Chapter 11 of the Federal Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York as described in Note 1.

On May 24, 1995 Jerry Krim commenced an action encaptioned KRIM V. ROCKEFELLER CENTER PROPERTIES, INC. AND PETER D. LINNEMAN. On June 7, 1995, Kathy Knight and Moishe Malamud commenced an action encaptioned KNIGHT ET AL.V. ROCKEFELLER CENTER PROPERTIES, INC. AND PETER D. LINNEMAN. Both actions were filed in the United States District Court for the Southern District of New York and purport to be brought on behalf of a class of plaintiffs comprised of all persons who purchased the Company's common stock between March 20, 1995 and May 10, 1995. The complaints allege that the Company and Dr. Linneman violated the federal securities laws by their purported failure to disclose prior to May 11, 1995 that the Borrower would file for bankruptcy protection. The cases have been consolidated. On July 28, 1995, the Company and Dr. Linneman filed answers to the complaints denying plaintiffs' substantive allegations and asserting numerous affirmative defenses. The Company and Dr. Linneman believe that plaintiffs' allegations are without merit and intend to vigorously contest these actions.

On July 6, 1995 Charal Investment Company, Inc. commenced a derivative action against certain of the Company's present and former directors in the Court of Chancery of the State of Delaware in and for New Castle County. The Company was named as a nominal defendant. The plaintiff alleges that the directors breached their fiduciary duties by: 1) using commercial paper proceeds to repurchase Convertible Debentures; (2) entering into interest rate swaps; and 3) making capital distributions to stockholders. Prior to the commencement of the action, the Company's Board of Directors appointed a special committee of the Board to review the plaintiff's pre-suit demand that it institute litigation on the Company's behalf with respect to such claims and recommend a course of action to the full board. Plaintiff nevertheless commenced the action, asserting that circumstances did not permit further delay. In light of the fact that the plaintiff seeks damages on behalf of the Company, the Company does not expect the outcome of this litigation to have a material adverse effect on the financial condition of the Company.

On July 31, 1995 L.L. Capital Partners, L.P. commenced an action against the Company in the United States District Court in the Southern District of New York. The plaintiff alleges that, prior to December 1993, the Company failed to disclose its purported belief that the Rockefeller family and the Borrower's corporate parent would cease to fund the Borrower's cash flow shortfalls. The Company believes that plaintiff's allegations are without merit and intends to vigorously contest this action.


                                      36-A

                                  SCHEDULE 4.11

                              Material Agreements
                                with RCP or RCPA


Material Agreements      --   None.

                                  SCHEDULE 4.16

                                 Use of Proceeds


     Borrower will use the proceeds of the Loan and the Shares solely for working capital purposes consistent with the items set forth below:


PROJECTED REIT CASH FLOW
(in millions)

                                                                                                1995
CASH SOURCES                                                 JUNE      JULY       AUG.     SEPT.      OCT.      NOV.      DEC.
Beginning Free Cash Balance                                            $ 50.6    $ 49.5    $ 48.6    $ (6.3)   $ (7.9)   $ (8.9)
RGI Interest Payment                                                      -         -         -         -         -         -
Estimated Interest Income                                                 0.2       0.2       0.2       0.0       0.0       0.0
Unsecured Working Capital Loans                                           -         -         -         -         -         -
                                                                       ------    ------     -----    ------    ------    ------
Total Cash Sources                                                     $ 50.8    $ 49.7      48.8    $ (6.2)   $ (7.8)   $ (8.9)

CASH REQUIREMENTS

Dividends                                                              $ -       $  -      $  -      $  -      $  -      $  -

Interest Expense
     Current Coupon Convertible Debentures                              $ -      $  -      $  -      $  -      $  -      $ 27.7
     Zero Coupon Convertible Debentures                                   -         -         -         -         -         -
     Floating Rate Notes                                                  -         -         4.1       -         -         3.2
     14% Debentures (1)                                                   -         -         -         -         -         -
     Unsecured Working Capital Loan                                       -         -         -         -         -         -
                                                                       ------    ------     -----    ------    ------    ------
Total Interest Expense                                                 $  -      $  -      $  4.1    $  -      $  -      $ 30.9

Other Operating Expenses
     Accounts Payable, Prepaid and Accrued                             $  0.4    $  0.5    $  0.4    $  0.3    $  0.6    $  1.3
     Additional General and Administrative                                0.5       0.5       0.5       0.5       0.5       0.5
     Swaps, Net                                                           0.5       -         0.3       0.8       -         -
     Principal Amortization                                               -         -         -         -         -         -
                                                                       ------    ------     -----    ------    ------    ------
Total Operating Expertises                                             $  1.3    $  1.0    $  1.2    $  1.6    $  1.1    $  1.8

Total Cash Requirements                                                $  1.3    $  1.0    $  5.4    $  1.6    $  1.1    $ 32.7

Subtotal: Cash Balance                                                 $ 49.5    $ 48.6    $ 43.5    $ (7.9)   $ (8.9)   $(25.6)

Goldman Mandatory Net Cash Flow Prepayment                             $  -      $  -      $ 33.7    $  -      $  -      $  -

Ending Cash Balance (Deficit) (2)                            $ 50.6    $ 49.5    $ 48.6    $ (6.3)   $ (7.9)   $ (8.9)   $(25.6)
Accrued Interest Reserve Balance (3)                            -         -         -        16.0      16.0      16.0       -
                                                                       ------    ------     -----    ------    ------    ------
Total Cash and Accrual                                       $ 50.6    $ 49.5    $ 48.6    $  9.8    $  8.2    $  7.1    $(25.6)



     In no event shall any of the proceeds of the Loan or the Shares be used to fund any litigation or other dispute resolution on behalf of Borrower against Lender.

                                    EXHIBIT A

                                 Promissory Note


$10,000,000.00                                                   August 29, 1995

          ROCKEFELLER CENTER PROPERTIES, INC., a Delaware corporation (the "Borrower"), for value received, hereby promises to pay to the order of Zell/Merrill Lynch Real Estate Opportunity Partners Limited Partnership III (the "Lender"), to the account of the Lender at _______________________________, in lawful money of the United States, the principal sum of $10,000,000.00 (Ten Million Dollars) on the Maturity Date, as such term is defined in the Agreement (as hereinafter defined). This Note shall bear interest on the unpaid principal amount hereof, payable at the rate and on the date set forth in the Agreement (as hereinafter defined).

          Except as provided in the Agreement, if this Note becomes due and payable on a day which is not a Business Day (as defined in the Agreement), the maturity hereof shall be extended to the next succeeding Business Day, and interest shall be payable hereon at the rate specified in the Agreement during such extension.

          Except as provided in the Agreement, the Borrower waives presentment, demand, protest or other notice of any kind.

          This Note is the Note referred to in the Investment Agreement, dated as of August 18, 1995, among the Borrower and the Lender (the "Agreement"), and is entitled to the benefits provided therein. This Note is subject to prepayment in whole or in part and its maturity is subject to acceleration upon the terms provided in the Investment Agreement.


                              ROCKEFELLER CENTER PROPERTIES, INC.


                              By:
                                 -----------------------------------------------

                                    EXHIBIT B

                              Officer's Certificate


     I, Richard M. Scarlata, President & CEO of Rockefeller Center Properties, Inc. (the "Borrower"), hereby certify that, to the best of my knowledge, with respect to that certain Investment Agreement among the Borrower and the Lender, dated as of August 18, 1995, as of the date of the Investment Agreement and as of the date hereof, (i) no Default or Event of Default has occurred and is continuing, and (ii) all representations and warranties contained in the Agreement and in the other Loan Documents (as defined therein) now in effect are true and correct in all material respects.

     This 18th day of August, 1995.

                              ROCKEFELLER CENTER PROPERTIES, INC.

                              /s/ Richard M. Scarlata
                              Name: Richard M. Scarlata
                                   -----------------------------------
                              Title: President & CEO
                                    ----------------------------------


                                       B-1